Exhibit 99.1

SURF AIR MOBILITY SIGNS $450 MILLION AIRCRAFT FINANCING FACILITY WITH JETSTREAM AVIATION CAPITAL

Jetstream Aviation Capital has expressed its intent to commit to purchase for up to 250 hybrid and fully-electric powertrains from Surf Air Mobility.

LOS ANGELES, CA – October 11, 2022 – Surf Air Mobility Inc. (“SAM” or the “Company”), a regional air travel company working to accelerate the adoption of green aviation, and Jetstream Aviation Capital, LLC (“Jetstream”), the largest global aircraft lessor focused exclusively on commercially-operated turboprop regional aircraft and engines, announced today an agreement regarding the principal terms of an arrangement to finance up to $450 million through a customized operating lease and sale structure that will fund the planned growth of SAM’s fleet of turboprop aircraft. SAM will have access to this financing facility over the next six years for both new and used Cessna Caravan and Pilatus PC-12 aircraft, subject, among other things, to the entry into separate binding sale and purchase agreements for each individual aircraft and a separate binding lease agreement for each individual aircraft.

In addition, Jetstream has expressed its intent to commit to purchase up to 250 hybrid and fully-electric powertrains from SAM over the course of five years, subject to and post FAA certification, and the negotiation of pricing, terms and the minimum commitment and definitive documentation, demonstrating a meaningful commitment to SAM’s mission to electrify the regional air ecosystem. Each powertrain is expected to create one-time revenue at sale and multiyear recurring revenue streams as it is being used by the operator.

This agreement will help enable SAM to grow its fleet to meet route expansion plans and customer demand as it seeks to expand its regional air travel footprint and sustainable flying solution.

SAM is seeking to build a regional air mobility ecosystem that will sustainably connect the world’s communities. SAM intends to accelerate the adoption of green flying by developing hybrid electric powertrain technology in order to reduce direct operating costs and emissions from regional air travel by offering original equipment manufacturers (“OEMs”) and third-party operators the ability to order new or upgrade existing aircraft with hybrid electric powertrains. SAM plans to deploy the world’s largest fleet of hybrid electric aircraft on regional routes being serviced today and on additional routes in new markets. SAM’s immediate focus will be on scaling operations using the Cessna Grand Caravan, which will be the first aircraft to be electrified using SAM’s proprietary technology, hybrid electric powertrains, that will not require charging infrastructure targeted for commercial certification by 2025.

“We believe the customized aircraft leasing structure from Jetstream will provide us a capital efficient way to more rapidly expand our operations at the scale necessary for a future when electrified aircraft unlock the latent demand for convenient, affordable regional travel on new routes across the U.S.,” said Sudhin Shahani, founder of SAM. “Jetstream's proven record of leasing aircraft in this asset class at scale, especially for the Cessna Grand Caravan, will help strengthen Surf Air Mobility’s position in the regional mobility and turboprop category.”

SAM continues to create the platform for regional air mobility, bringing together the ecosystem of partners and services necessary to deploy, operate, maintain, and sell electrified aircraft at scale. By creating a single platform that benefits the entire value chain of regional mobility, SAM can better serve operators, airports, OEMs, and the consumer.

“We believe the regional turboprop asset category is positioned for significant growth over the next decade as electrified aircraft enter into operations,” said Stuart Klaskin, Chief Executive Officer of Jetstream Aviation Capital. “With electrified commercial aviation around the corner, we’re looking forward to lending our expertise in this growth segment of the aircraft market.”

Jetstream has long-standing relationships with Southern Airways Express and Mokulele Airlines, two companies who have entered into a definitive agreement to be acquired by SAM, subject to closing conditions and regulatory approval.

About Surf Air Global and Surf Air Mobility

Surf Air Mobility (SAM) is a Los Angeles-based electric aviation and air travel company reinventing flying through the power of electrification. The company intends to bring electrified aircraft to market at scale in order to substantially reduce the cost and environmental impact of flying. The management team has deep experience and expertise across aviation, electrification, and consumer technology. Surf Air Global has a number of notable advisors including Arianna Huffington (founder Huffington Post), Fred Reid (former Virgin America CEO, President Delta and Lufthansa), Jonathan Mildenhall (founder 21st Century Brands, former Airbnb CMO), Dr. David Agus (founder/CEO Ellison Institute), Matthew Anderson (former Roku CMO), and David Anderman (former General Counsel at SpaceX). For more information, visit: https://surfair.com.

About Jetstream Aviation Capital

Jetstream Aviation Capital, founded in 2010, is a Miami-based aircraft lessor specializing in commercially operated regional turboprop aircraft, and is the largest global owner of Saab 340 and Saab 2000 aircraft and associated spares and engines. Jetstream’s portfolio of over 150 aircraft also includes Cessna Caravan, Embraer EMB-120 and Pilatus PC-12 passenger and cargo aircraft.

Caution Concerning Forward-Looking Statements

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. In some cases, you can identify forward-looking statements through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “believe”, “will likely result”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would” and “outlook”, or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of such words does not mean that a statement is not forward-looking. These forward-looking statements are not historical facts and are based upon estimates and assumptions that, while considered reasonable by SAM and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could impact the acquisition of Southern to result in a leading air mobility platform with scheduled routes and on-demand charter flights operated by Southern and other third-party operators; the ability of the Company’s first generation of electrified aircraft to meaningfully decarbonize aviation and help alleviate the environmental impact of flying by reducing carbon emissions by as much as 50 percent; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with respect to the business combination with THCA (the “Business Combination”); the outcome of any legal proceedings that may be instituted against SAM; the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of SAM, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the Business Combination; changes in applicable laws or regulations; the possibility that SAM or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; SAM’s estimates of expenses and profitability; the evolution of the markets in which SAM competes; the ability of SAM to implement its strategic initiatives and continue to innovate its existing products; the ability to respond to failures in our technology or cybersecurity threats affecting our business; the ability to respond to regional downturns or severe weather or catastrophic occurrences or other disruptions or events; the ability to respond to decreases in demand for private aviation services and changes in customer preferences; the ability of SAM to defend its intellectual property and satisfy regulatory requirements and the impact of the COVID-19 pandemic on SAM’s business; and other risks.

Additional Information and Where to Find It

THCA intends to file with the Securities Exchange Commission (the “SEC”) a registration statement on Form S-4 with a proxy statement containing information about the proposed transaction and the respective businesses of SAM and THCA. THCA will mail a final prospectus and definitive proxy statement and other relevant documents after the SEC completes its review. THCA shareholders are urged to read the preliminary prospectus and proxy statement and any amendments thereto and the final prospectus and definitive proxy statement in connection with the solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these documents will contain important information about the THCA, SAM, and the proposed transaction. The final prospectus and definitive proxy statement will be mailed to stockholders of the THCA as of a record date to be established for voting on the proposed transaction. THCA shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about the THCA, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and the THCA’s other filings with the SEC can also be obtained, without charge, by directing a request to: stephen@tuscanholdings.com. Additionally, all documents filed with the SEC can be found on THCA’s website, tuscan-holdings.com. The information contained in, or that can be accessed through, THCA’s or SAM’s website is not incorporated by reference in, and is not part of, this press release.

Participants in the Solicitation

SAM and THCA and their respective directors and officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed business combination. THCA stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of THCA in the SPAC’s Form S-1 filed with the SEC relating to its initial public offering, which was declared effective on July 11, 2019 and in the proxy statement/prospectus relating to this transaction once filed. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from THCA’s shareholders in connection with the proposed business combination will be included in the definitive proxy statement/prospectus SPAC intends to file with the SEC.

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act.

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